Exhibit 99.1

March 10, 2011

Tetra Tech Controller Steve Burdick Succeeds David King as CFO

Pasadena, California.  Tetra Tech, Inc. (NASDAQ:  TTEK) announced today that David King has resigned from his role as Chief Financial Officer and Treasurer to accept a position with a NYSE-listed solar company headquartered in China.  The Company has also announced that Steve Burdick, Senior Vice President and Corporate Controller of Tetra Tech, has been named acting Chief Financial Officer and Treasurer, effective immediately.

Dan Batrack, Tetra Tech’s Chairman and CEO, said, “We congratulate David on his exciting new opportunity and thank him for his contributions.   Tetra Tech is fortunate to have a strong executive team, including such talent as Steve, who is a Tetra Tech veteran.  Prior to joining us, Steve was CFO at Aura Systems, Inc. and TRW Ventures, and he previously spent 12 years at Ernst & Young.”

Mr. King will remain with the Company until April 1, 2011 for transition purposes.  Tetra Tech will begin a search for a new controller.

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering, program management, construction, and technical services addressing the resource management and infrastructure markets. The Company supports government and commercial clients by providing innovative solutions focused on water, the environment, and energy. With approximately 12,000 employees worldwide, Tetra Tech’s capabilities span the entire project life cycle.

CONTACTS:
Jorge Casado, Investor Relations
Talia Starkey, Media & Public Relations
(626) 470-2844

Any statements made in this release that are not based on historical fact are forward-looking statements.  Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future.  However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed.  For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Risk Factors” included in the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.